EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-3 (Nos. 333-179937, 333-157785, 333-103451 and 333-125276) and in the related Prospectuses and Form S-8 (Nos. 333-183532, 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our reports dated February 18, 2015, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Helix Energy Solutions Group, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Houston, Texas
February 18, 2015